UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 8, 2012

(Date of earliest event reported)

First Financial Service Corporation

(Exact name of registrant as specified in its charter)

Securities and Exchange Commission File Number: 0-18832

KENTUCKY	61-1168311
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

2323 Ring Road, Elizabethtown, Kentucky, 42701

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code: (270) 765-2131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 8, 2012, First Federal Savings Bank of Elizabethtown, Inc. (“First Federal”), the banking subsidiary of First Financial Service Corporation (the “Company”), entered into an Agreement to Purchase Assets and Assume Liabilities (the “Agreement”) with First Savings Bank, F.S.B (“First Savings”), providing for the sale of First Federal’s four retail banking offices in Indiana to First Savings. The offices are located in Corydon, Elizabeth, Lanesville and Georgetown, Indiana.

Under the terms of the Agreement, First Savings will assume certain deposit liabilities and other liabilities and purchase certain loans and other assets associated with the four banking offices. First Savings will not assume any brokered deposits. First Savings will pay a 3.65% premium on certain assumed deposits, which totaled approximately $99.7 million at December 31, 2011. First Savings also will purchase, at 99.2% of book value, certain performing loans provided that the loans are still performing as of the closing date of the transaction. At December 31, 2011, the loan portfolio to be sold totaled approximately $35.4 million.

The transaction would increase Tier I leverage from 5.87% to 6.75% based on information at December 31, 2011. Under the terms of its consent order, the Company must reach a Tier I leverage ratio of 9.00%.

The transaction is expected to close no later than early in the third calendar quarter of 2012. The closing is subject to regulatory approval and other customary closing conditions.

The description of the Agreement contained in this Item 1.01 is qualified in its entirety by the terms of the Agreement, a copy of which is attached as Exhibit 10.1 to this report and incorporated herein by reference.

Item 8.01	Other Events

On February 9, 2012, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Shell Company Transactions: Not applicable

(d)	Exhibits

	Number	Description

	10.1	Agreement to Purchase Assets and Assume Liabilities dated as of February 8, 2012

	99.1	Press Release dated February 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL SERVICE CORPORATION

Date: February 14, 2012	By:	/s/ Gregory S. Schreacke
Gregory S. Schreacke
President